Exhibit 10.1

[Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information marked with “[***]” has been omitted as it is (i) not material and (ii) is customarily and actually treated as private or confidential by the registrant.]

SEPARATION AGREEMENT
This Separation Agreement (“Agreement”) is entered into between Amy Howe (“you” or “your”) and FanDuel Inc. (“Company”) on May 5, 2026 regarding your separation from employment with the Company. You and the Company (together, the “Parties”) agree as follows:
1.Separation From Employment: Effective as of May 6, 2026 (“Separation Date”), (i) your employment relationship with the Company and all of its parents, subsidiaries and affiliates shall terminate, and (ii) the letter agreement between the Parties dated October 27, 2021 (the “Employment Agreement”) shall terminate and neither the Company nor you shall have any further obligations thereunder. You are not authorized to transact business or incur any expenses, obligations and/or liabilities on behalf of the Company after the Separation Date, and your directorships with the entities listed hereto as Exhibit 1 will terminate on the Separation Date. You understand and agree that this Agreement shall be null and void should you be employed (or re-employed) by the Company, its parents, subsidiaries, affiliates, and/or any related entities within 30 calendar days after the Effective Date, as defined in the form of release attached hereto as Exhibit 2 (a “Release”).
2.Accrued Obligations:
a.On the Separation Date, the Company will pay to you (i) all accrued salary and all accrued, unused paid time off through the Separation Date, and (ii) any unreimbursed business expenses incurred by you, in accordance with Company policy, prior to the Separation Date, and
b.You will be entitled to a pro-rated portion of your “Value Creation Award” granted on October 27, 2021 (the “VCP”), following the application of the underpin, as outlined and at the times set forth in Exhibit 3. Any remaining unvested portion of the award will be forfeited as of the Separation Date,
c.(collectively, the “Accrued Obligations”).
3.Acknowledgements: You acknowledge that the Company is relying upon the following representations by you in entering into this Agreement:
a.Upon receipt of the Accrued Obligations, you have received all monies and other benefits (including payments pursuant to the annual incentive compensation in respect of 2025) due to you as a result of your employment with and separation from the Company.
b.You acknowledge that you are not asserting a claim of unlawful discrimination; retaliation; harassment; sexual harassment, abuse, assault, alleged criminal conduct, or other alleged unlawful employment practices or unlawful conduct against the Company or any of the Company Released Parties (as defined in the Release).
c.Except as set out in Paragraph 2 above, you were not entitled to receive any additional remuneration from the Company prior to your signing of this Agreement and the Release (should you choose to do so). The only additional payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

Exhibit 10.1

[Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information marked with “[***]” has been omitted as it is (i) not material and (ii) is customarily and actually treated as private or confidential by the registrant.]
d.You have reported to the Company any and all work-related injuries or occupational illnesses incurred by you during your employment with the Company.
e.The Company properly provided any leave of absence because of your or your family member’s health condition or military service and you have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.
f.You have not engaged in any unlawful conduct related to the business of the Company.
g.You have had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on part of the Company.
4.Consideration: In return for your promises in this Agreement and the Release, and provided that you sign and return the Release, comply with the terms of this Agreement and the Release, and do not revoke the Release, the Company will provide you with the following benefits:
a.Severance in the aggregate gross amount of $3,370,828 representing 24 months’ of your base salary plus annual target bonus opportunity, less all applicable withholdings and deductions, to be paid in substantially equal increments over a 52-week period of time in accordance with the Company’s standard payroll practices starting within 30 days after the Effective Date. Any amounts otherwise payable prior to the payment of the first such increment will be accumulated and paid on the date the first increment is paid without interest thereon.
b.Attorney fees in the amount of $1 million payable directly to your attorney within 30 days following the Effective Date. For tax purposes, such fees shall be reported on Forms 1099 to you and your attorney.
c.You will receive shares in Flutter Entertainment plc (“Flutter”) (“Shares”) in respect of the awards granted by Flutter as time-based restricted stock units (“RSUs”) under the 2024 Omnibus Incentive Plan as follows: (i) tranche 1 of the RSUs granted in 2025 without time pro-rating, (ii) tranche 1 of the RSUs granted in 2026 without time pro-rating, (iii) a portion of the remainder of the RSUs, time pro-rated up to the Separation Date, each as outlined and at the times set forth in in Exhibit 3. Any remaining unvested portion of the RSUs will be forfeited as of the Separation Date. At the time the Shares are released, they will be transferred to your Morgan Stanley account and a portion of the Shares will be sold by Morgan Stanley sufficient to cover required tax withholding. The remaining Shares will be retained in your Morgan Stanley account in your name.1
d.You will receive Shares in respect of your RSUs under the 2016 Restricted Share Plan without time pro-rating, as outlined and at the times set forth in Exhibit 3. At the time the Shares are released, they will be transferred to your Morgan Stanley account and a portion of the Shares will be sold by Morgan Stanley sufficient to cover required tax
1 Our share plan administrator, Computershare, will update your account with your Separation Date before releasing the Shares underlying your RSUs. They will email you to prompt you to log on and view your outstanding awards. Please ensure HR holds your personal email address as this will be provided to Computershare when you leave. Please ensure you review your messages on your Computershare account regularly for any updates.

Exhibit 10.1

[Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information marked with “[***]” has been omitted as it is (i) not material and (ii) is customarily and actually treated as private or confidential by the registrant.]
withholding. The remaining Shares will be retained in your Morgan Stanley account in your name.
e.In respect of your performance stock units (“PSUs”) granted by Flutter with respect to which the performance period has not ended, a portion of the PSUs, time pro-rated up to the Separation Date, based on a target level of achievement of the performance conditions, will remain outstanding and eligible to vest at the end of the performance period based on any achievement of the performance conditions, as outlined and at the times set forth in Exhibit 3. Any remaining unvested portion of the PSUs will be forfeited as of the Separation Date. At the time the Shares are released, they will be transferred to your Morgan Stanley account and a portion of the Shares will be sold by Morgan Stanley sufficient to cover required tax withholding. The remaining Shares will be retained in your Morgan Stanley account in your name.2
f.Provided that you timely elect continuation of health coverage pursuant to COBRA through Bswift, the Company will continue your current health insurance through COBRA at no cost until the 12-month anniversary of the Separation Date (the “Paid COBRA Period”); provided, however, this shall cease immediately in the event you become eligible for the group health insurance plan of another employer during the Paid COBRA Period, and you hereby agree to promptly notify the Company if you become eligible to be covered by the group health insurance plan of another employer. On or after the date that your regular health coverage terminates, you will be provided with a separate notice more specifically describing your rights and obligations to continue health insurance coverage under applicable laws and Bswift enrollment instructions. If you have questions regarding benefits continuation, please email [***]@fanduel.com.
g.Except as otherwise provided for by this Agreement, you will not be entitled to any other compensation, long-term incentive payments or awards, bonuses, special compensation, or post-employment benefits.
h.Amounts the Company is paying in consideration for the Agreement and the Release (including the value of the Shares provided to you in settlement of certain of the awards described above) will be treated as taxable compensation but are not intended by either party to be treated, and will not be treated, as compensation for purposes of eligibility or benefits under any benefit plan of the Company, except to the extent otherwise provided for in any governing plan documents. The Company will apply standard tax and other applicable withholdings to payments made to you.
i.You acknowledge the consideration set forth in this Agreement is in addition to anything you would have received had you not signed this Agreement and the Release.
j.In the event that you choose to revoke your assent to the Release or the Company elects to withdraw this Agreement in accordance with Paragraph 14, this Agreement and the Release shall be deemed null, void, and of no effect, and you shall have no entitlement to pay, benefits, or any consideration set forth in the Agreement.
5.Release by Company: In return for your promises in this Agreement and the Release, and provided that you sign and return the Release, comply with the terms of this Agreement and the Release, and do not revoke the Release, and with effect from the Effective Date, the Company, on behalf of itself and its parents, subsidiaries, affiliates, and/or any related entities, does hereby fully and forever release and discharge you, and your heirs, executors, administrators, attorneys, and assigns (collectively, the “Executive Released Parties”), from any and all claims and

Exhibit 10.1

[Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information marked with “[***]” has been omitted as it is (i) not material and (ii) is customarily and actually treated as private or confidential by the registrant.]
potential claims that may legally be waived by private agreement, whether known or unknown, which the Company has asserted or could assert against the Executive Released Parties arising out of or relating in any way to any acts, circumstances, facts, transactions and/or omissions occurring up to and including the date that you sign the Release, in each case based upon, relating to, or arising out of your employment relationship with the Company and/or any of the Company Released Parties or your relationship with any of the Company Released Parties as a member of any boards of directors, or the termination of any such relationship (“Company Claims”). This release by the Company specifically excludes, and does not apply to, any Company Claims (a) arising from your illegal conduct, act of fraud, theft or embezzlement, (b) arising from your willful misconduct, (c) for breach of any restrictive covenants owed by you to the Company, or (d) for your conduct that is unknown to the Company as of the execution date of this Agreement.
6.Confidentiality: You acknowledge that in the course of your employment with the Company, you acquired access to its Confidential Information (as defined below). You agree that for so long as the information qualifies as Confidential Information under this Agreement, you will not engage in any use or disclosure of Confidential Information that is not authorized by the Company and undertaken for the benefit of the Company. This obligation specifically prohibits, among other things, the use or disclosure of Confidential Information for the benefit of a competitor or on behalf of any person or entity preparing to compete with the Company, and includes use or disclosure of information on social media. You will comply with all Company policies and directives concerning the use, storage, and transfer of Confidential Information, as they may be modified from time to time. These obligations do not prohibit your use of generally available knowledge, skill and education that is not specific to the Company or its business relationships but is instead knowledge generic to the industry or your profession. Unless otherwise prohibited or expressly permitted by law, you will notify the Company as quickly as possible after being served with a subpoena, court order, or other legal mandate requiring the disclosure of Confidential Information so that the Company can take reasonable steps to protect its interests and you will cooperate in its efforts to do so. You will retain no records of Confidential Information after the Separation Date without written Company authorization to do so. Proprietary, confidential, and trade secret information protected in this or any other agreement or release that the Company has presented you is hereby amended to exclude information protected under Paragraph 24 (“Excluded Information”), and the Company will not seek to enforce or pursue penalties or claims for damages based on conduct involving Excluded Information. All statutory and common law rights under applicable law are expressly reserved.
7.“Confidential Information” refers to any item of information, or compilation of information, in any form (tangible or intangible), related to the Company’s business and of value to it that you first gained knowledge of or access to as a consequence of employment with a Company entity if the Company has not made it public or authorized public disclosure of it and it is not readily available through lawful and proper means to the public or others in the industry who have no obligation to keep it confidential. Confidential Information shall be presumed to include, but is not limited to, the following nonpublic items of information: Company VIP and preferred customer and prospective customer lists; data compilations and information regarding accounts, activities, habits and preferences of customers; pricing variables and criteria (including proposals and analysis related to same); marketing plans and strategies, research and development data; business plans and analysis; records of historical buying practices; internal business methods, techniques, technical data, and know-how; computer programs, un-patented inventions, and trade secrets; personnel information entrusted to you in confidence by the

Exhibit 10.1

[Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information marked with “[***]” has been omitted as it is (i) not material and (ii) is customarily and actually treated as private or confidential by the registrant.]
Company as part of your job duties; sources of supply and material, operating and cost data, financial information; the Company’s plans for the future, including without limitation plans for its products, for geographic and customer markets, and for marketing, promoting and distributing its products; and information provided to the Company in confidence by customers and other third parties that the Company is obligated to keep confidential by law or through contractual commitments (such as personal identifying information like social security numbers, account numbers, technology, and other data from customers, suppliers, licensors, licensees, partners, or collaborators) (“Third-Party Confidential Information”). Due to its special value and utility as a compilation, a confidential compilation (like a supplier, investor, or customer list) will remain protected as Confidential Information even if some items of information within the list are in the public domain. Private disclosure of otherwise Confidential Information to parties the Company is doing business with for business purposes shall not cause the information to lose its protected status under this Agreement.
8.Employee Non-solicitation: For a period of 12 months after the Separation Date, you will not, without the Company’s express written consent, directly or indirectly: Encourage, induce, or solicit, or attempt to encourage, induce or solicit, any actual or prospective employee, independent contractor or consultant of the Company to refrain from entering into or to terminate his or her or its relationship with the Company or to become an employee, consultant or independent contract to or for any other person or entity other than the Company. As part of this restriction, you agree you will not interview or provide any input to any third party in connection with the encouragement, inducement or solicitation of any such person or entity.
9.Intellectual Property / Proprietary Works: You confirm that you have informed the Company of any inventions, original works of authorship, copyright eligible works, ideas, improvements, discoveries, unique or proprietary business methods, mask-works, formulas, algorithms, source code or software, innovations, discoveries, and other legally protectable intellectual property (“Intellectual Property”) that you conceived, developed, discovered, or created while employed with a Company entity (past, present, or future employment), during or after regular work hours, and on or off the Company premises that (a) relate to the Company’s business, or its actual or demonstrably anticipated research and/or development activities, (b) result from work performed for the Company, or (c) involve the use of equipment, supplies, facilities, trade secrets or other resources of the Company (collectively “Proprietary Works”).
a.You hereby fully and finally assign all of your rights, title, and interest in such Proprietary Works to the Company (or its designee) exclusively, and agree to assert no claims, rights, or privileges to the contrary; provided, however, that the assignment of inventions provided for here will be limited so that it excludes assignment of an invention

Exhibit 10.1

[Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information marked with “[***]” has been omitted as it is (i) not material and (ii) is customarily and actually treated as private or confidential by the registrant.]
that is not properly subject to assignment in a jurisdiction where you reside.2 The rights in Proprietary Works that you assign to the Company through this Agreement include all rights necessary to convey to the Company complete benefit of and exclusive ownership and control over the Proprietary Works throughout the world; this shall include, without limitation: all rights to register, modify, copy, copyright, patent, license, assign or franchise; rights to grant or receive royalties, to distribute, or commercialize, or refuse to do so; and rights to derivatives, byproducts and modifications, sui generis database rights, and all claims you now have or hereafter may have for claims of infringement. In addition, you waive all rights of paternity, integrity, disclosure and withdrawal, of attribution or modification, and other rights that may be characterized as “moral rights” or “droits morale” in the Proprietary Works.
b.You acknowledge that, as an employee of a Company entity, to the fullest extent permitted by law, all original works of authorship made by you (solely or jointly with others) including all writings, photos, computer programs, source code, technology, mask works, marks, brands, works of art, and ideas for same of any nature whatsoever consisting of or leading to copyright eligible subject matter related to the Company’s line of business, your job duties, or the work you perform for a Company entity shall be considered “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), a form of Proprietary Works, and Company property, such that all copyrights therein are owned by the Company from the moment of creation or conception.
c.You will assist the Company to obtain patents or copyrights on all such Proprietary Works that the Company seeks to protect and will execute all documents and do everything necessary to obtain for the Company copyrights, patents, licenses, and other rights and interests that would be necessary to secure for the Company the complete benefit of Proprietary Works, with reasonable expenses thereof covered by the Company. You agree that if the Company is unable, after reasonable effort, to secure your signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as your agent and the attorney-in-fact for the limited purpose of taking any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in the Proprietary Works. You confirm that all necessary notes and records concerning the Proprietary Works in accordance with the Company’s policies concerning such matters, have been returned to the Company, and understand that these records will be the Company’s property at all times and for all purposes.
d.If there is an invention or other item of Intellectual Property related to the Company’s line of business that you claim to own or have rights in because it was conceived, created, discovered, or developed by you prior to your employment with the Company or for some other reason, you have described the item (without revealing trade secrets) in a
2 You acknowledge notice of the following laws of this nature: Cal. Lab. Code, § 2870; Del. Code Title 19 § 805; Illinois 765 ILCS 1060/1-3; Kan. Stat. Section 44-130; Minn. Statutes, 13A, Section 181.78; New Jersey Statutes Title 34. Labor and Workmen’s Compensation 34 § 1B-265; NY Labor Law § 203-f ; N. Car. General Statutes, Art. 10A, Chapter 66, Commerce and Business, § 66-57.1; Utah Code § 34-39-1 through 34-39-3; Wash. Rev. Code, Title 49 RCW: Labor Regulations, Chapter 49.44.140); and that such laws (such as the California law) exclude the assignment of an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates at the time of conception or reduction to practice of the invention, (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

Exhibit 10.1

[Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information marked with “[***]” has been omitted as it is (i) not material and (ii) is customarily and actually treated as private or confidential by the registrant.]
document entitled “Claims to Prior Inventions” and provided a copy of the document to Company’s Human Resources Department prior to your start of employment. To the extent you or anyone within your control incorporated an item of Intellectual Property into a product or service of the Company during your employment that (i) is not assigned to or otherwise the property of the Company (as a result of this Agreement or otherwise), and that (ii) you own or hold the rights to, then: you hereby grant to the Company and its assigns a nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, worldwide license to the use and control of any such item that is so incorporated and any derivatives thereof, including all rights to make, use, sell, reproduce, display, modify, or distribute the item and its derivatives, at the Company’s discretion.
e.You understand that, among other things, you were employed to use your inventive and creative capacities for the benefit of the Company. Accordingly, the wages that you received as an employee of the Company were the agreed upon and sufficient consideration for your work product and the agreements made by you concerning Proprietary Works in this Agreement.
f.The invention assignment obligations in the Agreement shall be limited so as to comply with Cal. Lab. Code, § 2870 which provides that: “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.”
10.Return of Company Property: By signing below, you certify that: (a) you have returned all Confidential Information and all other materials, documents and/or property (collectively, “Property”) belonging to the Company that remained under your control, without destruction, deletion, reproduction, copying, or alteration of any kind; (b) you have not retained any tangible or electronic copies of any Confidential Information and/or Property in your possession or under your direct or indirect control; and (c) after returning such Confidential Information and Property to the Company, you have permanently deleted all Confidential Information and Property from your home and/or personal computer drives and from any and all other personal electronic, digital or magnetic storage devices. Before any payment under Paragraph 4 of this Agreement is made, you understand and acknowledge that the Company may choose to withhold or delay payment, or void this Agreement in its entirety, if you fail to comply with this Paragraph and recover from you all payments made prior to the time the Company learns of any such non-compliance.
11.Cooperation: You agree to cooperate with the Company relating to matters within your knowledge or responsibility. Without limiting this commitment, you agree (i) to meet with Company representatives, its counsel, or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding the same to any court, agency, or other adjudicatory body; and (iii) to provide the Company with notice of contact by any non-governmental adverse party or such adverse party’s representative, except as may be required by law. The Company will reimburse you for reasonable expenses and your time at a reasonable hourly rate in connection with the cooperation described in this Paragraph.

Exhibit 10.1

[Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information marked with “[***]” has been omitted as it is (i) not material and (ii) is customarily and actually treated as private or confidential by the registrant.]
This Paragraph will not require you to cooperate with the Company regarding any charge or litigation in which you are a charging or complaining party, or any confidential investigation by a government agency.
12.Public Statement / Communications / Non-Disparagement/ Employee Town Hall:
a.Except as otherwise required by law or any regulatory authority, any public statement or announcement or internal communications that will be made by either you or the Company or any of its affiliates concerning the termination of your employment, including all-Company email, shall be as set forth in Exhibit 4 or as otherwise agreed between you and Flutter.
b.You agree that you shall not make statements to past, current, or future employees, clients, customers, and/or suppliers of the Company Released Parties or to other members of the public that are maliciously false (made with knowledge of their falsity or with reckless disregard for their truth or falsity), defamatory, or otherwise unlawful towards the Company Released Parties or their products and services.
c.The Company agrees to use best efforts to ensure that Flutter’s executive directors shall not make statements to past, current, or future employees, clients, customers, and/or suppliers of Flutter or to other members of the public that are maliciously false (made with knowledge of their falsity or with reckless disregard for their truth or falsity), defamatory, or otherwise unlawful towards you.
d.You shall have an opportunity to participate in a Company‑organized town hall or similar employee forum to mark your departure and offer farewell remarks to employees of the Company. Any such communication would be intended to support an orderly, respectful transition, and would be subject to reasonable Company oversight as to format, timing, and messaging.
e.Nothing in this Agreement prevents you from engaging in conduct protected under Paragraph 24, including but not limited to engaging in protected concerted activity, discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful, or from testifying truthfully in a legal proceeding or otherwise complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required or permitted by the law, regulation or order.
13.Entire Agreement: This Agreement, including the Release, constitutes the complete and total agreement between you and the Company with respect to issues addressed in this Agreement and your employment and separation from employment with the Company, and supersedes all other representations, written or oral, with the exception of your obligations under any applicable Company policies, including without limitation those restricting the use of Confidential Information, prohibiting conflicts of interest, assigning intellectual property, and/or providing for a dispute resolution mechanism, all of which shall remain in full force and effect in accordance with their terms, subject to applicable law. You represent that you are not relying on any other written or oral representations not fully expressed in this Agreement. You agree that this Agreement shall not be modified, altered, or discharged except by written instrument signed by you and an authorized Company representative. The headings in this document are for reference only and shall not in any way affect the meaning or interpretation of this Agreement.

Exhibit 10.1

[Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information marked with “[***]” has been omitted as it is (i) not material and (ii) is customarily and actually treated as private or confidential by the registrant.]
14.Use As Evidence: The Parties agree that this Agreement, including the Release, may be used as evidence in a subsequent proceeding in which any of the Parties allege a breach of this Agreement or as a complete defense to any lawsuit brought by any party. Other than this exception, the Parties agree that this Agreement will not be introduced as evidence in any proceeding or in any lawsuit, except as otherwise permitted by a court, arbitral forum, agency, or by law.
15.Remedies: In the event of a breach or threatened breach of any provision of this Agreement, including the Release, by you, you acknowledge and agree that money damages would not afford the Company an adequate remedy and that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief. If you fail to comply with any of the terms of this Agreement or post-employment obligations contained in it, the Company may, in addition to any other available remedies, immediately terminate any outstanding obligations of the Company under this Agreement, reclaim any amounts paid to you under the provisions of this Agreement, in each case, other than the Accrued Obligations, less $5,000, and terminate any benefits or payments that are later due under this Agreement, without waiving the release provided in the Release. In addition, if after this Agreement is provided to you but before the Effective Date, the Company learns of your breach of any conduct determined by the Company in its sole discretion to be detrimental to the Company, the Company reserves the right to withdraw this Agreement and all offers made to you in this Agreement. You understand that the Company may seek to enforce any and all other such rights and remedies in court.
16.Arbitration: Any disagreements, disputes or claims including, without limitation, those arising out of or related to this Agreement or other agreement between the Parties, and your employment and/or separation from employment with the Company, whether or not released by or subject to the release and waiver under the Release, shall be governed by the Arbitration Agreement between you and the Company, to the extent permitted by law.
The foregoing provisions of this Paragraph 15 shall not be construed to limit the Company’s right to obtain temporary or preliminary injunctive relief relating to equitable remedies with respect to any matter or controversy subject to Paragraph 14 of this Agreement, and, pending a final determination by the arbitrator with respect to any such matter or controversy, the Company shall be entitled to obtain any and all forms of interim injunctive relief by direct application to state, federal, or other applicable court, without being required to first arbitrate such matter or controversy.
17.Applicable Law and Severability: This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without giving effect to the conflict of laws provisions thereof, except for the Arbitration Agreement referenced in Paragraph 15 of this Agreement, which is governed by the Federal Arbitration Act. If any provision in this Agreement is found to be unenforceable, it will not affect the remaining provisions, and the rest of this Agreement shall continue in effect to the fullest extent possible. Notwithstanding the foregoing, if the release of claims under the Release is found to be void or unenforceable, any provisions of this Agreement that are subject to your execution of the Release will cease to have any effect. Any court or tribunal of competent jurisdiction shall have the power to modify any

Exhibit 10.1

[Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information marked with “[***]” has been omitted as it is (i) not material and (ii) is customarily and actually treated as private or confidential by the registrant.]
unenforceable provision as necessary to comply with applicable law and to make this Agreement enforceable to the maximum extent allowed.
18.Forum Selection: With the exception of those disputes that are subject to the Arbitration Agreement referenced in Paragraph 15 of this Agreement, any claims, disputes or controversies initiated by the Company or you or on your behalf related to and/or in connection with this Agreement shall be filed exclusively in the federal or state courts in the Southern District of New York.
19.Employment Verification: Inquiries from prospective employers should be directed to The Work Number® at https://www.theworknumber.com/solutions/consumers (Employer Code:[***]). Any such inquiries will be responded to by providing your dates of employment and last position held.
20.Successors and Assigns: This Agreement, including the Release, shall be binding on you and the Company Released Parties and upon their respective heirs, representatives, successors and assigns, and shall run to the benefit of the Company Released Parties and each of them and to their respective heirs, representatives, successors and assigns.
21.Section 409A: Notwithstanding anything herein to the contrary, (i) if at the time of your separation from service with the Company you are a “specified employee” as defined in Section 409A of the Internal Revenue Code (the “Code”) (and any related regulations or other pronouncements there under) and the deferral of the commencement of any payments or benefits otherwise payable as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits will be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits will be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company will consult with you in good faith regarding the implementation of the provisions of this Paragraph, provided that the Company will not have any liability to you with respect of the same.
22.Interpretation and Amendment: Both Parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that this Agreement shall not be construed against either party as the author or drafter of the Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the Parties with respect to any such ambiguous language. This Agreement shall not be modified or amended except in writing signed by you and an authorized executive of the Company.
23.Advice of Counsel: You acknowledge and represent that you have carefully read and fully understand all of the terms of this Agreement, and that you have been advised to consult with independent legal counsel of your own choosing. You further acknowledge that you have, in fact, consulted with such independent legal counsel, who has reviewed, advised you on, and, to the extent you deemed appropriate, negotiated the terms of this Agreement on your behalf

Exhibit 10.1

[Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information marked with “[***]” has been omitted as it is (i) not material and (ii) is customarily and actually treated as private or confidential by the registrant.]
prior to your execution of this Agreement. You confirm that you are entering into this Agreement knowingly, voluntarily, and without any duress or undue influence, and that you fully understand its legal effect.
24.Return of Signed Agreement: You are required to return your signed Agreement to Lisa Sewell on the exact date of May 5, 2026 (“Agreement Date”). The Agreement will be void if you do not sign on the Agreement Date, unless otherwise agreed to by an authorized Company representative.
25.No Interference with Rights: Regardless of whether or not you sign this Agreement, nothing in any Company agreement, policy, or practice, including this Agreement: (i) limits or affects your right to disclose or discuss sexual harassment or sexual assault disputes, or any other unlawful or unsafe Company conduct or practices; (ii) limits or affects your right to challenge the validity of this Agreement under the ADEA or the OWBPA; (iii) prohibits or restricts you from engaging in the following activities when related to protected whistleblower matters: (a) participating, cooperating, or testifying in any action, investigation, or proceeding, (b) providing any documents, agreements, or confidential information to a regulatory or self-regulatory organization, governmental agency, legislative body, attorney general, or your attorney, and (c) seeking or receiving any monetary award or bounty from any governmental agency, regulatory authority, or law enforcement; (iv) precludes you from disclosing the underlying facts and circumstances of any claim of unlawful discrimination; retaliation; harassment; sexual harassment; abuse, assault, alleged criminal conduct; or (v) precludes a non-management, non-supervisory employee, from exercising their rights, if any, under Section 7 of the NLRA or under similar state law to engage in protected, concerted activity with other employees, such as joining, assisting, or forming a union, bargaining, picketing, striking, participating in other activity for mutual aid or protection, or refusing to do so. This includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, unless the information was entrusted to you in confidence by the Company as part of your job duties. Subsection (iii) applies to agencies including, but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, or any other any federal, state or local agency charged with the enforcement of any laws.
However, by signing this Agreement you understand that unless otherwise prohibited, you are waiving your right to recover any individual relief (including any backpay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except that as described above, nothing in this Agreement shall bar or impede in any way your ability to seek or receive any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with protected “whistleblower” activity. You may exercise these whistleblower rights without the Company’s prior authorization and without notifying the Company.
Notwithstanding your confidentiality and non-disclosure obligations in this Agreement and otherwise, you understand that as provided by the Federal Defend Trade Secrets Act, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local

Exhibit 10.1

[Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information marked with “[***]” has been omitted as it is (i) not material and (ii) is customarily and actually treated as private or confidential by the registrant.]
government official, either directly or indirectly, or to your attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

In exchange for the promises contained in this Agreement, the Company promises to provide the consideration set forth in this Agreement.

Date:_5.06.2026__________	Lisa Sewell Name Printed (From Company)	/s/ Lisa Sewell Signature
You have read this Agreement and understand its legal and binding effect. You are acting voluntarily, deliberately, and of your own free will in signing this Agreement.

Date: 5.06.2026	Amy Howe Employee Name Printed	/s/ Amy Howe Signature

Exhibit 3
Summary of Equity Awards
Pro-ration of awards to Separation Date of May 6, 2026

Award	Grant Date	Original Vesting Date	Number of Shares Outstanding	Number of Shares to be Retained (pro-rated to May 6, 2026 (except for rows that are marked with a *))	Settlement Date
2021 RSP Final Tranche	December 6, 2021	December 1, 2026	13,758	*13,758	Within 30 days following December 1, 2026
2024 RSP RSU Tranche 3	April 2, 2024	April 2, 2027	3,337	*3,337	By March 15, 2027
2025 RSU Tranche 1	March 10, 2025	September 1, 2026	2,062	*2,062	Within 45 days following Separation Date
2025 RSU Tranche 2	March 10, 2025	September 1, 2027	2,062	964
2025 RSU Tranche 3	March 10, 2025	September 1, 2028	2,062	687
2026 RSU Tranche 1	March 11, 2026	September 1, 2027	4,983	*4,983
2026 RSU Tranche 2	March 11, 2026	September 1, 2028	4,983	314
2026 RSU Tranche 3	March 11, 2026	September 1, 2029	4,983	224
2024 PSU	August 19, 2024	August 19, 2027	29,849	17,064	Q1 2027 but no later than March 15, 2027[1]
2025 PSU	March 10, 2025	September 1, 2028	24,745	8,235	Q1 2028 but no later than March 15, 2028[1]
2026 PSU	March 11, 2026	September 1, 2029	59,797	2,683	Q1 2029 but no later than March 15, 2029[1]

FanDuel CEO VCP (cash award)	October 4, 2021	October 4, 2026	$12,500,000	$11,473,165	Within 90 days following Separation Date
1. Vesting of performance based PSU awards as soon as practicably possible following certification of performance outcomes and announcement of year end results